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                                                                   Exhibit 10.32

                          CHAMPION EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") dated as of March 11, 2002 is by and between Youbet.com, Inc., a Delaware corporation ("the Company"), and Charles F. Champion ("Executive"), in connection with the Company's engagement of Executive for personal services.

     1.   EMPLOYMENT; DUTIES AND ACCEPTANCE:

          Employment by Company.
          ---------------------

     The Company hereby engages Executive, and Executive hereby agrees to serve as President and Chief Operating Officer of the Company, on the terms and conditions of this Agreement. Throughout the Term of this Agreement, Executive shall, subject to the provisions contained herein, devote substantially all of his work time to the employment described hereunder. Executive shall report solely to the Chief Executive Officer. All executive level officers other than the Chief Executive Officer and Chief Financial Officer (and those individuals reporting to such officers) shall report to the Executive. As long as Executive is acting as President and Chief Operating Officer, Executive shall be a member of the Board of Directors, but shall resign from the Board of Directors at such time as he is not acting in such capacity.

          Location of Employment.
          ----------------------

     Executive shall be based in Philadelphia, Pennsylvania. However, Executive recognizes that from time to time Executive will need to travel to the Company's headquarters in Woodland Hills, California to fulfill his responsibilities.

          Duties.
          ------

     Executive shall have the following duties:

          (a) Build a strong management and operating team, implementing effective motivational initiatives such as gain-sharing incentives, with a focus on building shareholder value.

          (b) Focus on operations and, as needed, take corrective actions to maintain EBITDA performance as the key benchmark.

          (c) Establish performance metrics beyond financial performance.

          (d) Work with Magna, Inc., which is a key ally of the Company and located in Pennsylvania, and work on racing and entertainment products that are in and around the eastern seaboard.

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          (e) Evaluate a wide variety of initiatives and organization activities from an operations perspective (e.g. acquisitions, new clients, new ventures, etc.).

          (f) Establish and ensure effective execution of management/organization practices and processes that drive results and employee satisfaction.

          (g) Develop, monitor and adjust functional business plans based on financial targets and changing business environments.

          (h) Maintain close contact with key customers and local and state governments in order to be aware of and anticipate market trends, competitive actions or other requirements, and scrutinize activities of competitors.

          (i) Lead or assist, as appropriate, in the resolution of marketplace operation issues or field crises that may arise.

          (j) Support the Chief Executive Officer and Chairman of the Board in the management of investor relations activities such as working with Wall Street analysts, participating in quarterly conference calls, investor conferences, investment requirements and other related shareholder events.

          (k) Participate in mergers and acquisition projects and due diligence, and drive the integration of newly acquired operations.

          (l) Serve as functional consultant/advisor to marketing/sales efforts.

          (m) Perform such other executive duties as the Chief Executive Office may reasonably require.

          Outside Business Interests.
          --------------------------

     Executive may serve, with the approval of the Chief Executive Officer which approval shall not be unreasonably withheld, on the boards of directors of, or in an advisory capacity to, other entities, charitable organizations and not-for-profit corporations; and may pursue passive investments, provided that such activities do not unreasonably interfere with Executive's duties and responsibilities to the Company or create a conflict of interest with the Company.

     2.   TERM:

     The term of Executive's employment hereunder shall commence as of the date hereof (the "Effective Time") and end on March 10, 2005 (the "Initial Term") unless sooner terminated pursuant to Section 7 hereof. The Initial Term will renew automatically for successive two-year terms unless a party delivers written notice to the other party terminating the Initial Term or a renewal term at least 180 days before the expiration of the Initial Term

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or a renewal term, as the case may be. As used in this Agreement, the word the
"Term" shall mean the Initial Term and any and all renewal terms.

     3.   COMPENSATION AND BENEFITS:

          (a)  Salary.
               ------

     During the first year of the Term, Executive shall receive a salary (the "Annual Salary") at the rate of $200,000 per annum. During the second year of the Term, Executive shall receive an Annual Salary of $225,000 or, if the Company is profitable for the first year of the Term, an Annual Salary of $250,000. During the third year of the Term, Executive shall receive an Annual Salary of $225,000 or, if the Company is profitable for the second year of the Term, an Annual Salary of $275,000. All Salary shall be less such deductions as shall be required to be withheld by applicable law and regulations and shall be pro-rated for any period that does not constitute a full twelve (12) month period. For purposes of determining profitability, the applicable period shall be April 1 to March 31 and shall be based on EBITDA, excluding any extraordinary items, as reflected in the Company's securities filings.

          (b)  Bonuses.
               -------

     Executive shall be entitled to bonuses as follows:

               (i) Executive shall receive $25,000 as a signing bonus upon execution of this Agreement. Any other bonus for the first year of the Term shall be at the Board's discretion with no guaranteed minimum.

               (ii) For the second year of the Term, a maximum bonus at the Board's discretion, but Executive shall receive not less than 40% of the Annual Salary based on mutually agreed upon business objectives, provided, that in any event Executive shall receive at least 20% of the Annual Salary if the Company is profitable for the second year of the Term.

               (iii) For the third year of the Term, a maximum bonus at the Board's discretion, but Executive shall receive not less than 45% of the Annual salary based on mutually agreed upon business objectives, provided, that in any event Executive shall receive at least 22.5% of the Annual Salary if the Company is profitable for the third year of the Term.

               (iv) The business objectives for years two and three of the Term shall be determined before the start of each year of the Term. Profitability shall be determined as set forth in subparagraph (a) above.

          (c)  Stock Options.
               -------------

                                       3

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     Executive is hereby granted 400,000 stock options pursuant to the Company's
1998 Stock Option Plan. The 400,000 stock options will have an exercise price equal to the closing price of the Company's Common Stock on the Effective Time. The stock options will vest as follows: the first 100,000 options, ninety (90) days from the Effective Time, and the remaining options at the rate of 1/36 per month commencing with the Effective Time. During the second and third years of the Term, Executive shall be eligible to receive stock options at the discretion of the Board, provided, however that Executive shall be granted stock options in amounts and on terms no less favorable than those as may be granted to any other executive officer of the Company other than the Chief Executive Officer and Laurence Lucas. To the extent of any conflict between this Agreement and the Stock Option plan, this Agreement shall control.

     Any unvested options shall terminate as provided in the Company's 1998 Stock Option Plan or as otherwise set forth herein.

     All unvested options of the Executive shall immediately vest upon a "Change of Control" if the Executive is employed with the Company at the time of a Change of Control.

     For purposes of this Agreement, the term "Change of Control" shall mean, a merger, acquisition or other corporate transaction where (1) substantially all the Company's assets or fifty percent (50%) or more of the outstanding common stock of the Company is sold or acquired, or (2) upon the consummation of any transaction involving over fifty percent (50%) of the assets or outstanding stock of the Company, the Company's existing Board as of the date immediately preceding the consummation of the transaction no longer constitute a majority of the Board as of any date within the twelve (12) consecutive months subsequent to consummation of the transaction.

     4.   PARTICIPATION IN EXECUTIVE BENEFIT PLANS:

          (a) Fringe Benefits. Executive shall be permitted during the Term to
              ---------------
participate in any group life, medical, hospitalization, dental, health and accident and disability plans, supplemental health care plans and plans providing for life insurance coverage, and any other plans and benefits, generally maintained by Company for executives of the stature and rank of Executive during the Term hereof, each in accordance with the terms and conditions of such plans (collectively referred to herein as "Fringe Benefits"); provided, however, that the Executive shall be eligible for 401(k) withdrawal, matching, and full-vesting commencing with the Effective Time and provided further that the Company shall not be required to establish or maintain any such Fringe Benefits.

          (b) Vacation. Executive shall be entitled, in addition to sick days
              --------
and days on which Company is closed, six weeks of paid vacation per year.

          (c) Expenses. The Company will reimburse Executive for reasonable and
              --------
customary travel and accommodation costs, entertainment and other business expenses incurred as a necessary part of discharging the Executive's duties hereunder, subject to

                                       4

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receipt of reasonable and appropriate documentation by the Company and in accordance with Company policy. The Company will also reimburse Executive $750 per month for all business related operating expenses of Executive's automobile. The Company will reimburse Executive for reasonable legal fees (not to exceed $3,500) incurred in connection with the negotiation and preparation of this Agreement. Additionally, Executive will receive or be reimbursed for a cellular phone and laptop computer, will be provided with an administrative assistant based at the Company headquarters in Woodland Hills, California, and, to the extent not covered by medical insurance, reimbursement for an annual physical.

     5.   CERTAIN COVENANTS OF EXECUTIVE:

     Without in any way limiting or waiving any right or remedy accorded to Company or any limitation placed upon Executive by law, Executive agrees as follows:

          (a) Confidential Information: Executive agrees that, neither during
              ------------------------
the Term nor at anytime thereafter shall Executive (i) disclose to any person, firm or corporation not employed by the Company or any affiliate of either (the "Protected Company") or not engaged to render services to any Protected Company or (ii) use for the benefit of himself, or others, any confidential information of any Protected Company obtained by the Executive prior to the execution of this Agreement, during the Term or any time thereafter, including, without limitation, "know-how," trade secrets, details of suppliers, pricing policies, financial data, operational methods, marketing and sales information or strategies, product development techniques or plans or any strategies relating thereto, technical processes, designs and design projects, and other proprietary information of any Protected Company; provided, however, that this provision shall not preclude the Executive from (x) upon advice of counsel and notice to the Company, making any disclosure required by any applicable law or (y) using or disclosing information known generally to the public (other than information known generally to the public as a result of any violation of this Section 5(a)).

          (b) Property of Company. Any interest in trademarks, service-marks,
              -------------------
copyrights, copyright applications, patents, patent applications, slogans, developments and processes which the Executive, during the Term, may develop relating to the business of the Company in which the Company may then be engaged and any memoranda, notes, lists, records and other documents (and all copies thereof) made or compiled by the Executive or made available to the Executive concerning the business of any Protected Company shall belong and remain in the possession of any Protected Company, and shall be delivered to the Company promptly upon the termination of the Executive's employment with Company or at any other time on request.

          (c) Non-Interference. Executive will not, during the Term hereof and
              ----------------
for a period of one (1) year after the Term induce any person who is an employee of the Company to terminate his relationship with the Company.

          (d) Non-Competition. Without the prior written consent of the Company,
              ---------------
Employee shall not be employed by the Internet gaming divisions of Magna, Inc., TVG, Inc.

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or by any other Internet gaming division of a direct competitor of the Company during, or for one year after the termination of, his employment with the Company. The parties agree that, as of the date this Agreement is being executed, the only existing competitors of the Company are the Internet gaming divisions of Magna, Inc. and TVG, Inc.

     6.   OTHER PROVISIONS:

          (a) Rights and Remedies Upon Breach. If the Executive breaches, or
              -------------------------------
threatens to commit a breach of, any of the provisions of Section 5 hereof (the "Restrictive Covenants"), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

          (b) Severability of Covenants. If any court determines that any of the
              -------------------------
Restrictive Covenants, or any part thereof, is invalid or unenforceable, the
                          ---
remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

          (c) Blue-Penciling. If any court construes any of the Restrictive
              --------------
Covenants, or any part thereof, to be unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision and, in its reduced form, such provision shall then be enforceable.

          (d) Enforceability in Jurisdictions. The parties intend to and hereby
              -------------------------------
confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect Company's right to the relief provided in this Section 6 in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

          (f) Injunctive Relief. Executive agrees and understands that the
              -----------------
remedy at law for any breach by Executive of the provisions of Section 5 hereof may be inadequate and that damages resulting from such breach may not be susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon Executive's breach of any provision of Section 5 hereof, the Company shall be entitled to seek to obtain from any court of competent jurisdiction injunctive relief to prevent the continuation of such breach. Nothing contained herein shall be deemed to limit the Company's remedies at law or in equity for any breach of the provisions of Section 5 hereof which may be available to the Company.

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     7.   TERMINATION:

          (a) Termination Upon Death. If, during the Term, Executive dies,
              -----------------------------------------------------------
Executive shall be entitled to receive Executive's Annual Salary, any unpaid bonus for the prior year, accrued share of the Bonus for that Fiscal Year and unused vacation, if any, and Fringe Benefits earned through the date of Executive's death. In addition, Executive shall receive all vested options, and all unvested options of the Executive shall vest during the periods described in
Section 3(c) of this Agreement. All such options shall be exercisable for up to five years from the date of vesting.

          (b) Termination Upon Disability. If, during the Term, Executive should
              ---------------------------
become so physically or mentally disabled whether totally or partially, that Executive is unable to perform the duties, functions and responsibilities required hereunder for (i) a period of at least six (6) consecutive months or
(ii) shorter periods aggregating at least twelve (12) months ("Disability"), then in such event, Company may, at any time thereafter, by written notice to Executive, terminate Executive's employment hereunder. Executive agrees to submit to reasonable medical examinations upon the request of Company to determine whether he has a Disability. The determination of whether or not Executive is subject to a Disability shall be made jointly by the Executive's doctor (the "Executive's Doctor") and by a board certified doctor selected by Company of the appropriate recognized field of medicine or psychiatric practice who has examined Executive (the "Company's Doctor"). If the Executive's Doctor and the Company's Doctor cannot agree on such determination, then they shall select a mutually agreeable board certified doctor or practitioner of the appropriate recognized field of medicine or psychiatric practice (the "Third Doctor") to make the determination. After the Third Doctor has examined the Executive and reviewed the findings of the Executive's Doctor and the Company's Doctor, the Third Doctor shall determine whether the Executive has a Disability, and his or her determination shall be final and binding. The Company and Executive shall pay for the cost and expense of their own doctors, and the Company shall pay for the cost of the Third Doctor, should the Third Doctor be required. If Executive's services or his employment with the Company are terminated, as aforesaid, Executive shall be entitled to receive Executive's Annual Salary, any unpaid bonus for the prior year, accrued share of the Bonus for that Fiscal Year and unused vacation, if any, and Fringe Benefits earned through the date of Executive's termination. In addition, Executive shall receive all vested options, and all unvested options of the Executive shall vest during the periods described in Section 3(c) of this Agreement. All such options shall be exercisable for up to five years from the date of vesting.

          (c) Designation of Beneficiary. The parties hereto agree that the
              --------------------------
Executive shall designate, by written notice to the Company, a beneficiary to receive the payments and options described in Section 7 in the event of his death and the Executive may change the designation of any such beneficiary from time to time by written notice to the Company. In the event the Executive fails to designate a beneficiary as herein provided, any payments which are to be made to the Executive's designated beneficiary under Section 7 shall be made to the Executive's widow, if any, during her lifetime. If the Executive has no designees or widow, such payments shall be paid to the Executive's estate.

          (d) Termination for Cause. As used in this Agreement, the term "Cause"
              ---------------------
means only any of the following:

               (i) the Executive's theft or embezzlement of the Company's money, equipment, or securities;

               (ii) the Executive's conviction of a felony (other than a traffic violation) which results in material injury to the Company;

               (iii) the Executive's willful act of disloyalty that is intended to and results in material injury to the Company;

               (iv) the failure of the Executive to be licensable in his capacity as Chief Operating Officer of the Company;

               (v) the Executive's chronic alcoholism or addiction to non-medically prescribed drugs; or

               (vi) breach by the Executive of his confidentiality, no solicitation, and non-competition covenants contained in his employment agreement with the Company.

     Any act or omission of the Executive based upon authority given pursuant to the Articles of Incorporation of the Company or Bylaws of the Company or a resolution duly adopted by the Company's Board of Directors or based upon the advice of counsel for the Company shall be conclusively deemed to be done by Executive in good faith and in the best interests of the Company.

     The Company shall have the option to terminate the services of Executive if there is "Cause" as defined above. If Executive's services are terminated as set forth in this subsection, Executive's services shall cease as of such effective date of termination and all compensation shall cease as of such effective date.

          (e) Termination With Good Reason or Without Cause. If during the Term
              ---------------------------------------------
the Executive resigns for Good Reason (defined below) or his employment or services are terminated without Cause (as defined above):

               (i) The Company will pay Executive (a) his salary and unused vacation pay through the last day of his employment with the Company, (b) his unpaid reimbursable business expenses incurred by him through the last day of his employment with the Company, and (c) any earned but unpaid annual bonus compensation for the prior contract year, and the bonus he would have received had he remained in the employ of the Company for the contract year then in progress prorated.

               (ii) The Company will pay Executive the greater of (a) his Annual Salary at the time of such termination for one (1) year, or (b) the Annual Salary the Executive would have been paid had his employment not been terminated without Cause or for Good Reason.

               (iii) For the remainder of the Term, the Company shall continue benefits, at its expense, to Executive and his immediate family at least equal to those which would have been provided to him and them in accordance with the plans, programs, practices and policies of the Company if his employment had not ended or, if more favorable to Executive, as in effect generally at any time thereafter with respect to other executives of the Company and their families, provided, however, that if Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits of the Company shall be secondary to those provided under such other plan during such applicable period of eligibility.

               (iv) All stock options of the Executive shall immediately vest and be exercisable for up to one (1) year following the date of the termination of the Executive's employment with the Company.

               (v) The Company will provide Executive with (a) first-class outplacement services for up to six months with an outplacement firm mutually agreed to by the Company and Executive; (b) a favorable reference; and (c) an agreed-upon designated contact for references. In addition, at Executive's option, and taking into account the Company's needs as a public company, an agreed upon statement will be issued to employees and an agreed-upon press release will be issued to the media concerning the departure of Executive.

               (vi) For the first year after the termination of his employment, Executive shall not be required to seek other employment or take other action in order to mitigate his damages or to be entitled to the benefits and payments above. During the first year after the termination of his employment, the Company shall not be entitled to set off against such benefits and payments due or any other amounts of money payable to Executive any amounts he earns in other employment or engagement after the termination of his employment with the Company without Cause or for Good Reason or any amounts that he might or could have earned in other employment had he sought such other employment. After the first year following the termination of his employment, Executive shall be required to seek other employment or take other action in order to mitigate his damages to be entitled to the benefits and payments after such first year. After the first year following the termination of his employment, Company may set off against such benefits and payments due or any other amounts of money payable to Executive amounts he earns in other employment or engagement after the first year following the termination of his employment with the Company without Cause or for Good Reason or any amounts that he might or could have earned in other employment had he not failed to seek such other employment.

     As used herein, Good Reason shall mean only:

               (i) withdrawal by the Company from Executive of any substantial part of his duties then being performed, or responsibility or authority then being carried, by him, or a material change in the Executive's reporting lines;

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               (ii) assignment by the Company to Executive of substantial additional duties or responsibilities which are inconsistent with the duties or responsibilities then being carried by Executive;

               (iii) material reduction in the level of Executive's responsibility, authority, autonomy, title, compensation, executive perquisites, or other employee benefits;

               (iv) failure to keep Executive in office as President and COO and/or on the Board of Directors of the Company;

               (v) the Company's material breach of Executive's employment agreement (or any other agreement between Executive and the Company); and the failure of the Company to cure such breach within thirty (30) days of notice thereof;

               (vi) material fraud on the part of the Company; or

               (vii) discontinuance of the active operation of business of the Company, or insolvency of the Company, or the filing by or against the Company of a petition in bankruptcy or for reorganization or restructuring pursuant to applicable insolvency or bankruptcy law.

     8.   EXECUTIVE'S REPRESENTATIONS AND WARRANTIES:

          (a) Right to Enter Into Agreement. Executive has the unfettered right
              -----------------------------
to enter into this entire Agreement on all of the terms, covenants and conditions hereof; and Executive has not done or permitted to be done anything, which may curtail or impair any of the rights granted to Company herein.

          (b) Breach Under Other Agreement or Arrangement. Neither the execution
              -------------------------------------------
and delivery of this Agreement nor the performance by Executive of any of his obligations hereunder will constitute a violation or breach of, or a default under, any agreement, arrangement or understanding, or any other restriction of any kind, to which Executive is a party or by which Executive is bound.

     9.   USE OF NAME:

     The Company shall have the right during the Term hereof, , subject to the approval of the Executive, which approval Executive will not unreasonably withhold, to use Executive's name, biography and approved likenesses in connection with Company's business.

     10.  NOTICES:

          (a) Delivery. Any notice, consent or other communication under this
              --------
Agreement shall be in writing and shall be delivered personally, telexed, sent by facsimile transmission or overnight courier (regularly providing proof of delivery) or sent by registered, certified, or express mail and shall be deemed given when so delivered personally, telexed, sent by facsimile transmission or overnight courier, or if mailed two (2) business days after the date of deposit in the United States mail as follows: to the parties at the following addresses (or at such other address as a party may specify by notice in accordance with the provisions hereof to the other):

     If to Executive, to his address at:

     314 Heritage Place
     Devon, Pa. 19333

     Copy to:

     Funkhouser Vegosen Liebman & Dunn Ltd.
     55 West Monroe Street - Suite 2410
     Chicago, Illinois 60603
     Attention:  Jonathan Vegosen, Esq.

     If to Company, to its address at:

     Youbet.com, Inc.
     5901 Desoto Avenue
     Woodland Hills, CA 91367
     Attention: Chief Executive Officer
     Fax (818) 668-2121

     Copy to:

     Loeb & Loeb LLP
     10100 Santa Monica Blvd.
     Suite 2200
     Los Angeles, CA, 90067
     Attention: David L. Ficksman, Esq.

          (b) Change of Address. Either party may change its address for notice
              -----------------
hereunder by notice to the other party in accordance with this Section 11.

     11.  COMPLETE AGREEMENT; MODIFICATION AND TERMINATION:

     This Agreement contains a complete statement of all the arrangements between the parties with respect to the matters covered hereby and, supersedes all existing agreements between the parties concerning the subject matter hereof. This Agreement may be amended, modified, superseded or canceled, and the terms and conditions hereof may be waived, by the party waiving compliance. No delay on the part of any party in exercising any right or remedy shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right or remedy, nor any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

     12.  HEADINGS:

     The headings in this Agreement are solely for the convenience of reference and shall not affect its interpretation.

     13.  INDEMNIFICATION:

     The Company will indemnify, defend, and hold Executive harmless from and against any and all demands, actions, claims, suits, liabilities, losses, damages, fees (including reasonable attorneys' fees) and expenses relating to any acts or omissions to act in the course or scope of his duties he performs on behalf of the Company while employed by it and/or while serving as an officer and/or director of the Company, and to provide indemnification and officers and directors liability insurance to him at least to the same extent that it provides such indemnification and insurance to the officers and directors of the Company. Executive will have the option to select his own counsel or be represented by counsel for the Company. The Company shall pay for or reimburse Executive for any fees and expenses covered by this Section as and when incurred. The provisions herein shall survive the termination of Executive's employment with the Company for any reason.

     14.  ATTORNEYS' FEES:

     If either the Company or the Executive brings an action to enforce the Executive's employment agreement, the prevailing party will be entitled to recover its/his reasonable attorneys' fees.

     WHEREFORE, the parties hereto have executed this Agreement as of the day and year first above written.


                                                 -------------------------------
                                                        Charles F. Champion

Agreed to and Accepted:
Youbet.com, Inc., a
Delaware corporation


By:
    ---------------------------------------------

Its:
      -------------------------------------------

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